SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              -------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported) August 29, 1994
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                            ARROW ELECTRONICS, INC.
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               (Exact Name of Registrant as Specified in Charter)

New York                        1-4482              11-1806155
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(State or Other Jurisdiction  (Commission         (IRS Employer
   of Incorporation)          File Number)     Identification No.)


25 Hub Drive, Melville, New York                     11747
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(Address of Principal Executive Offices)           (Zip Code)


Registrant's telephone number, including area code (516) 391-1300
                                                   ---------------

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(Former Name or Former Address, if Changed Since Last Report)


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Item 2.          Acquisition or Disposition of Assets.

                 On August 29, 1994, Arrow Electronics, Inc. ("Arrow") completed the acquisition of Gates/FA Distributing, Inc. ("Gates/FA"), a Delaware corporation and a leading commercial distributor of microcomputers with annual sales of approximately $450 million. The acquisition, which will be accounted for as a pooling of interests, was approved prior to the consummation of the transaction by the stockholders of Gates/FA on August 29, 1994.

                 The acquisition was effected by a merger of AFG Acquisition Company ("AFG"), a Delaware corporation and a wholly-owned subsidiary of Arrow, into Gates/FA pursuant to the Agreement and Plan of Merger dated as of June 24, 1994 among Arrow, Gates/FA and AFG, with the result that the shareholders of Gates/FA will become shareholders of Arrow. Pursuant to the merger, each of the approximately 6.3 million shares of Gates/FA common stock outstanding at the time of the merger was converted into the right to receive .5926 shares of common stock of Arrow. The total value of the shares of Arrow's common stock issued to acquire Gates/FA is approximately $142 million.

                                SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   ARROW ELECTRONICS, INC.



Date: September 13, 1994           By: /s/ Robert E. Klatell
                                      ---------------------------
                                       Robert E. Klatell
                                       Senior Vice President and
                                          Chief Financial Officer